Lexmark reports fourth quarter and full year 2013 results

•         Revenue growth of 4 percent in quarter, 11 percent excluding Inkjet Exit

•         Full year revenue growth of 4 percent excluding Inkjet Exit

•         Managed Print Services revenue growth of 22 percent in quarter, 16 percent in full year

•         Perceptive Software revenue growth of 60 percent in quarter (70 percent non-GAAP),

43 percent in full year (48 percent non-GAAP)

•         Significant EPS growth in quarter and full year

•         Free cash flow generation of $164 million in fourth quarter, $308 million in full year

•         Share repurchases and dividends totaled $39 million in fourth quarter, $157 million in full year

Lexington, Ky. – Jan. 28, 2014 – Lexmark International, Inc. (NYSE: LXK) today announced financial results for the fourth quarter and full year of 2013.

“In the fourth quarter, Lexmark delivered strong revenue and earnings growth, and generated operating cash flow of more than $200 million,” said Paul Rooke, Lexmark chairman and chief executive officer. “Perceptive Software’s profitability increased again year to year, and once again Perceptive Software and Managed Print Services revenue each grew at a double-digit rate and now together represent 28 percent of our total revenue.

“The synergies we have created with our unique imaging and software solutions resonate well with our customers as we help them solve their unstructured information challenges,” added Rooke.

“Lexmark is increasing value for our shareholders by utilizing the company’s long history of free cash flow generation to return capital and accelerate our transformation to a higher-value solutions portfolio,” said Rooke.

Fourth Quarter Results

GAAP revenue of $1.006 billion includes $5 million of acquisition-related adjustments. Non-GAAP1 revenue of $1.011 billion grew 4 percent compared with last year. Excluding the planned and ongoing decline in Inkjet Exit2 revenue, non-GAAP revenue grew 11 percent year to year.

Earnings Per Share	4Q13	4Q12
GAAP	$1.48	$0.40
Adjustments	(0.30)	0.28
Non-GAAP	$1.18	$0.68

GAAP earnings per share for the fourth quarter of 2013 were $1.48, compared with GAAP earnings of $0.40 per share in the fourth quarter of 2012. As previously announced, the company changed its method of accounting for asset and actuarial gains and losses for its pension and postretirement plans3 in the fourth quarter of 2013. GAAP earnings per share include a favorable mark-to-market adjustment of $0.64 per share and a $0.37 per share for fourth quarter 2013 and fourth quarter 2012, respectively. GAAP earnings per share in the fourth quarter also include restructuring related charges, and acquisition and divestiture related items.

Fourth quarter 2013 non-GAAP adjustments were ($0.30) per share, compared with fourth quarter 2012 non-GAAP adjustments of $0.28 per share.

Fourth quarter 2013 non-GAAP earnings were $1.18 per share compared with non-GAAP earnings of $0.68 per share in the fourth quarter of 2012.

Segment Revenue

Imaging Solutions and Services (ISS) revenue of $939 million grew 1 percent compared to the same period last year. ISS revenue, excluding Inkjet Exit2 revenue, grew 8 percent compared to last year. On a year-to-year basis:

•         Record Managed Print Services (MPS) revenue4 of $208 million grew 22 percent.

•         Non-MPS revenue5 of $631 million grew 4 percent.

•         Inkjet Exit2 revenue of $100 million declined 32 percent, represented 10 percent of total company revenue, and is expected to decline as a percentage of total revenue as the trailing inkjet supplies revenue from the remaining installed base of inkjet printers naturally decreases over time.

Perceptive Software revenue was $67 million. Perceptive Software revenue, excluding acquisition-related adjustments of $5 million, was a record $72 million and grew 70 percent compared to the same period in 2012.

Product Revenue

Hardware revenue of $228 million and Supplies revenue of $661 million grew 3 percent and 1 percent, respectively, compared to last year.

Hardware revenue, excluding Inkjet Exit2, grew 7 percent, compared to last year. Supplies revenue, excluding Inkjet Exit2, grew 8 percent, compared to last year.

Other revenue of $116 million grew 31 percent compared to last year, or 36 percent, excluding acquisition-related adjustments.

GAAP Results

•         Revenue was $1.006 billion compared to $967 million last year.

•         Gross profit margin was 41.5 percent versus 35.0 percent in 2012.

•         Operating expense was $267 million compared to $278 million last year.

•         Operating income was $151 million compared to $61 million in 2012.

•         Operating income margin was 15.0 percent compared to 6.3 percent in 2012.

•         Net earnings were $94 million compared to 2012 net earnings of $26 million.

Non-GAAP Results

•         Revenue was $1.011 billion compared to $968 million last year.

•         Gross profit margin was 41.4 percent versus 36.2 percent in 2012.

•         Operating expense was $307 million compared to $269 million last year.

•         Operating income was $112 million compared to $82 million in 2012.

•         Operating income margin was 11.1 percent compared to 8.4 percent last year.

•         Net earnings were $75 million compared to $45 million in 2012.

Cash Flow

In the fourth quarter of 2013, net cash provided by operating activities was $205 million, free cash flow6 was $164 million, capital expenditures were $41 million, and depreciation and amortization was $67 million.

Full Year Results

GAAP revenue of $3.668 billion includes $16 million of acquisition-related adjustments. Non-GAAP1 revenue of $3.684 billion declined 3 percent compared with last year. Excluding the planned and ongoing decline in Inkjet Exit2 revenue, non-GAAP revenue grew 4 percent year to year.

Earnings Per Share	2013	2012
GAAP	$4.08	$1.55
Adjustments	0.11	2.23
Non-GAAP	$4.19	$3.78

GAAP earnings per share for 2013 were $4.08, compared with GAAP earnings of $1.55 per share in 2012. 2013 GAAP earnings per share include a mark-to-market adjustment of a favorable $0.63 per share and an unfavorable $0.23 per share in 2012. GAAP earnings per share for the full year also include restructuring related charges, acquisition and divestiture related items, and loss on early extinguishment of debt.

2013 non-GAAP adjustments were $0.11 per share, compared with 2012 non-GAAP adjustments of $2.23 per share.

2013 non-GAAP earnings were $4.19 per share compared with non-GAAP earnings of $3.78 per share in 2012.

Segment Revenue

ISS revenue of $3.444 billion declined 5 percent compared to last year. ISS revenue, excluding Inkjet Exit2 revenue, grew 1 percent compared to last year. On a year-to-year basis:

•         Record MPS revenue4 of $722 million grew 16 percent.

•         Non-MPS revenue5 of $2.317 billion declined 3 percent.

•         Inkjet Exit2 revenue of $405 million declined 37 percent, represented 11 percent of total company revenue, and is expected to decline as a percentage of total revenue as the trailing inkjet supplies revenue from the remaining installed base of inkjet printers naturally decreases over time.

Perceptive Software revenue was $224 million. Perceptive Software revenue, excluding acquisition-related adjustments of $16 million, was a record $239 million and grew 48 percent compared to 2012.

Product Revenue

Hardware revenue of $763 million and Supplies revenue of $2.484 billion declined 8 percent and 6 percent, respectively, compared to last year.

Hardware revenue, excluding Inkjet Exit2, declined 2 percent, compared to last year. Supplies revenue, excluding Inkjet Exit2, grew 2 percent, compared to last year.

Software and Other revenue of $420 million grew 27 percent compared to last year, or 30 percent, excluding acquisition-related adjustments.

GAAP Results

•         Revenue was $3.668 billion compared to $3.798 billion last year.

•         Gross profit margin was 39.4 percent versus 36.9 percent in 2012.

•         Operating expense was $1.035 billion compared to $1.210 billion last year.

•         Operating income margin was 11.2 percent compared to 5.0 percent in 2012.

•         Net earnings were $262 million compared to 2012 net earnings of $108 million.

Non-GAAP Results

•         Revenue was $3.684 billion compared to $3.803 billion last year.

•         Gross profit margin was 40.7 percent versus 39.1 percent in 2012.

•         Operating expense was $1.098 billion compared to $1.086 billion last year.

•         Operating income margin was 10.9 percent compared to 10.5 percent last year.

•         Net earnings were $269 million compared to $263 million in 2012.

Cash Flow

2013 net cash provided by operating activities was $474 million, free cash flow6 was $308 million, capital expenditures were $167 million, and depreciation and amortization was $250 million. The company ended the year with $1.055 billion in cash, equivalents and current marketable securities.

Maintaining Capital Allocation Discipline to Deliver Shareholder Value

Lexmark is continuing to execute on its stated capital allocation framework of returning more than 50 percent of free cash flow6 to shareholders, on average, through quarterly dividends and share repurchases while building and growing its solutions and software business through expansion and acquisitions. Lexmark has returned more than $675 million to shareholders through dividends and share repurchases since July 2011.

In the fourth quarter of 2013, Lexmark paid a dividend of $0.30 per share totaling $19 million and also repurchased $20 million of the company’s shares. In the full year of 2013, Lexmark paid dividends of $1.20 per share totaling $75 million and also repurchased $82 million of the company’s shares. The company’s remaining share repurchase authorization is currently $169 million.

Industry Leadership Recognition in MPS, Smart MFPs

MPS Leadership – Lexmark has once again been positioned in the Leaders quadrant by leading industry analyst firm Gartner, Inc. in its “Magic Quadrant: Managed Print Services Worldwide” report7. In the Gartner Magic Quadrant report, Lexmark was evaluated on “completeness of vision” as well as its “ability to execute.” Lexmark’s vertical MPS prowess ranges from operational excellence to delivering and managing global infrastructure and end-to-end business optimization solutions that enable Lexmark customers to better address their unstructured information challenges.

Smart MFP Leadership – Lexmark has been recognized as a Leader in smart multifunction products (MFPs) by the IDC MarketScape 2013 Smart MFP report, which analyzes the strategies and current capabilities of companies providing smart MFPs. As defined by the IDC MarketScape, Leaders are companies that have led and continue to lead the market in both breadth of offering and strategic intent. In addition, the report notes that “Lexmark holds a leadership position in managed print services as well as extensive software ecosystem8.”

Looking Forward

In the first quarter of 2014, revenue excluding Inkjet Exit2 revenue is expected to be up year to year. The company expects a continued negative impact from the decision to exit inkjet. Total revenue is currently expected to decline 3 to 5 percent, compared to last year. GAAP earnings per share in the first quarter of 2014 are expected to be around $0.31 to $0.41, compared with GAAP earnings per share of $0.62 in the first quarter of 2013. Non-GAAP earnings per share in the first quarter of 2014 are expected to be around $0.80 to $0.90, compared with non-GAAP earnings per share of $0.95 in the first quarter of 2013.

Conference Call Today

The company will be hosting a conference call with securities analysts today at 8:30 a.m. (EST). A live broadcast and a complete replay of this call can be accessed from Lexmark’s investor relations website at http://investor.lexmark.com. If you are unable to connect to the Internet, you can access the call via telephone at 888-693-3477 (outside the U.S. by calling 973-582-2710) using access code 30570190.

Lexmark’s earnings presentation slides, including reconciliations between GAAP and non-GAAP financial measures, will be available on Lexmark’s investor relations website prior to the live broadcast.

About Lexmark

Lexmark is uniquely focused on connecting unstructured printed and digital information across enterprises with the processes, applications and people that need it most. For more information, please visit www.lexmark.com.

Lexmark and Lexmark with diamond design are trademarks of Lexmark International, Inc., registered in the U.S. and/or other countries.  All other trademarks are the property of their respective owners.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Statements in this release which are not historical facts are forward-looking and involve risks and uncertainties which may cause the company’s actual results or performance to be materially different from the results or performance expressed or implied by the forward-looking statements. Factors that may impact such forward-looking statements include, but are not limited to, continued economic uncertainty related to volatility of the global economy; uncertainty as a result of a slowdown in government spending; failure to successfully integrate newly acquired businesses; fluctuations in foreign currency exchange rates; decreased supplies consumption; inability to execute the company’s strategy to become an end-to-end solutions provider; inability to realize all of the anticipated benefits of the company’s acquisitions; possible changes in the size of expected restructuring costs, charges, and savings; market acceptance of new products; aggressive pricing from competitors and resellers; changes in the company’s tax provisions or tax liabilities; the inability to develop new products and enhance existing products to meet customer needs on a cost competitive basis; reliance on international production facilities, manufacturing partners and certain key suppliers; increased investment to support product development and marketing; the financial failure or loss of business with a key customer or reseller; periodic variations affecting revenue and profitability; excessive inventory for the company’s reseller channel; failure to manage inventory levels or production capacity; credit risk associated with the company’s customers, channel partners, and investment portfolio; entrance into the market of additional competitors focused on office printing and imaging and software solutions, including enterprise content management, business process management, document output management, intelligent data capture and search; inability to perform under managed print services contracts; increased competition in the aftermarket supplies business; fees on the company’s products or litigation costs required to protect the company’s rights; inability to obtain and protect the company’s intellectual property rights and defend against claims of infringement and/or anticompetitive conduct; the outcome of litigation or regulatory proceedings to which the company may be a party; unforeseen cost impacts as a result of new legislation; the inability to attract, retain and motivate key employees; changes in a country’s political or economic conditions; the failure of information technology systems, including data breaches or cyber attacks; disruptions at important points of exit and entry and distribution centers; business disruptions; terrorist acts; acts of war or other political conflicts; or the outbreak of a communicable disease; and other risks described in the company’s Securities and Exchange Commission filings. The company undertakes no obligation to update any forward-looking statement.

(1)      In an effort to provide investors with additional information regarding the company's results as determined by generally accepted accounting principles (GAAP), the company has also disclosed in this press release non-GAAP earnings per share amounts and related income statement items which management believes provides useful information to investors. When used in this press release, “non-GAAP” earnings per share amounts and related income statement items exclude restructuring-related, acquisition and divestiture-related, debt extinguishment-related and pension mark-to-market adjustments.  The rationale for management's use of non-GAAP measures is included in Appendix A to the financial information attached hereto.

(2)      Inkjet Exit is defined as consumer and business inkjet hardware and supplies that the company is exiting.

(3)      Please refer to the GAAP to Non-GAAP reconciliations section of the Earnings Presentation dated January 28, 2014 for GAAP and Non-GAAP historical financial information under both the prior method and new method of accounting for pension and other postretirement benefits.

(4)      MPS revenue is defined as ISS laser hardware, supplies and fleet management solutions sold through a managed services agreement.

(5)      Non-MPS revenue is defined as ISS laser hardware, laser supplies, dot matrix hardware, and dot matrix supplies not sold as a part of an MPS agreement. Non-MPS also includes parts and service related to hardware maintenance.

(6)      Free Cash Flow is defined as net cash flows provided by operating activities minus purchases of property, plant and equipment plus proceeds from sale of fixed assets.

(7)      Gartner, Inc., Magic Quadrant for Managed Print Services, Worldwide, Ken Weilerstein, Sharon McNee, Elizabeth Kim, October 21, 2013.

(8)      IDC MarketScape: U.S. Smart Multifunction Peripheral 203 Vendor Assessment, doc # 245058, December 2013.

Investor Contact:

John Morgan

(859) 232-5568

jmorgan@lexmark.com

Media Contact:

Jerry Grasso

(859) 232-3546

ggrasso@lexmark.com

LEXMARK INTERNATIONAL, INC. AND SUBSIDIARIES

CONSOLIDATED CONDENSED STATEMENTS OF EARNINGS

(In Millions, Except Per Share Amounts)

(Unaudited)

	Three Months Ended		Year Ended
	December 31		December 31
	2013	2012	2013	2012

Revenue:
Product	$888.5	$872.0	$3,242.3	$3,447.5
Service	117.6	95.4	425.3	350.1
Total Revenue	1,006.1	967.4	3,667.6	3,797.6
Cost of revenue:
Product	495.1	540.1	1,880.3	2,064.0
Service	90.1	77.7	321.9	284.0
Restructuring-related costs	3.1	11.3	21.5	47.8
Total Cost of revenue	588.3	629.1	2,223.7	2,395.8
Gross profit	417.8	338.3	1,443.9	1,401.8

Research and development	51.5	69.7	287.2	369.1
Selling, general and administrative	209.4	200.1	810.1	805.1
Gain on sale of inkjet-related technology and assets	–	–	(73.5)	–
Restructuring and related charges	6.1	7.9	10.9	36.1
Operating expense	267.0	277.7	1,034.7	1,210.3
Operating income	150.8	60.6	409.2	191.5

Interest expense (income), net	7.6	7.5	33.0	29.6
Other expense (income), net	1.3	(1.0)	4.5	(0.5)
Loss on extinguishment of debt	–	–	3.3	–
Earnings before income taxes	141.9	54.1	368.4	162.4

Provision for income taxes	47.9	27.8	106.6	54.8
Net earnings	$94.0	$26.3	$261.8	$107.6

Net earnings per share:
Basic	$1.51	$0.41	$4.16	$1.57
Diluted	$1.48	$0.40	$4.08	$1.55
Shares used in per share calculation:
Basic	62.3	64.4	63.0	68.6
Diluted	63.7	65.4	64.1	69.5
Cash dividends declared per common share	$0.30	$0.30	$1.20	$1.15

LEXMARK INTERNATIONAL, INC. AND SUBSIDIARIES

CONSOLIDATED CONDENSED STATEMENTS OF FINANCIAL POSITION

(In Millions)

(Unaudited)

	December 31,	December 31,
	2013	2012
ASSETS

Current assets:
Cash and cash equivalents	$273.2	$212.4
Marketable securities	781.5	693.4
Trade receivables, net	452.3	523.6
Inventories	268.2	277.3
Prepaid expenses and other current assets	196.5	211.4
Total current assets	1,971.7	1,918.1

Property, plant and equipment, net	812.4	845.3
Marketable securities	6.7	6.3
Goodwill	456.0	378.7
Intangibles, net	258.0	231.4
Other assets	114.7	145.5
Total assets	$3,619.5	$3,525.3

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Current portion of long-term debt	$–	$350.0
Accounts payable	474.7	512.6
Accrued liabilities	672.2	582.1
Total current liabilities	1,146.9	1,444.7

Long-term debt	699.6	299.6
Other liabilities	404.7	499.5
Total liabilities	2,251.2	2,243.8

Stockholders' equity:
Common stock and capital in excess of par	916.8	901.6
Retained earnings	1,413.1	1,229.4
Treasury stock, net	(926.4)	(844.4)
Accumulated other comprehensive loss	(35.2)	(5.1)
Total stockholders' equity	1,368.3	1,281.5
Total liabilities and stockholders' equity	$3,619.5	$3,525.3

LEXMARK INTERNATIONAL, INC. AND SUBSIDIARIES
RECONCILIATION OF GAAP TO NON-GAAP MEASURES
(Unaudited)

Net Earnings (In Millions)	4Q13	4Q12
GAAP	$94	$26
Restructuring-related charges & project costs	7	28
Acquisition and divestiture-related adjustments	14	14
Actuarial gain on pension plan	(40)	(24)
Non-GAAP	$75	$45

Net Earnings (In Millions)	2013	2012
GAAP	$262	$108
Restructuring-related charges & project costs	36	90
Acquisition and divestiture-related adjustments	9	49
Loss on extinguishment of debt	2	–
Actuarial (gain) loss on pension plan	(40)	16
Non-GAAP	$269	$263

Earnings Per Share	4Q13	4Q12
GAAP	$1.48	$0.40
Restructuring-related charges & project costs	0.11	0.44
Acquisition and divestiture-related adjustments	0.23	0.21
Actuarial gain on pension plan	(0.64)	(0.37)
Non-GAAP	$1.18	$0.68

Earnings Per Share	2013	2012
GAAP	$4.08	$1.55
Restructuring-related charges & project costs	0.57	1.30
Acquisition and divestiture-related adjustments	0.14	0.70
Loss on extinguishment of debt	0.04	–
Actuarial (gain) loss on pension plan	(0.63)	0.23
Non-GAAP	$4.19	$3.78

Earnings Per Share Guidance	1Q14	1Q13
GAAP	$0.31 - $0.41	$0.62
Restructuring-related charges & project costs	0.19	0.11
Acquisition and divestiture-related adjustments	0.30	0.21
Loss on extinguishment of debt	–	0.04
Non-GAAP	$0.80 - $0.90	$0.98

Refer to Appendix 1 for discussion of management's use of GAAP and Non-GAAP measures.

Totals may not foot due to rounding.

LEXMARK INTERNATIONAL, INC. AND SUBSIDIARIES
RECONCILIATION OF GAAP TO NON-GAAP MEASURES
(Unaudited)

Revenue (In Millions) *	4Q13	4Q12
GAAP	$1,006	$967
Acquisition-related adjustments (1)(2)	5	1
Non-GAAP	$1,011	$968

Software and Other Revenue (In Millions) **	4Q13	4Q12
GAAP	$116	$89
Acquisition-related adjustments (1)(2)	5	1
Non-GAAP	$122	$89

Perceptive Software Revenue (In Millions) ***	4Q13	4Q12
GAAP	$67	$42
Acquisition-related adjustments (1)(2)	5	1
Non-GAAP	$72	$43

Revenue, excluding Inkjet Exit (In Millions) ****	4Q13	4Q12
GAAP	$1,006	$967
Acquisition-related adjustments (1)(2)	5	1
Inkjet Exit Revenue	(100)	(147)
Non-GAAP Revenue, excluding Inkjet Exit	$911	$821

ISS Revenue, excluding Inkjet Exit (In Millions) *****	4Q13	4Q12
GAAP ISS Revenue	$939	$925
Inkjet Exit Revenue	(100)	(147)
Non-GAAP ISS Revenue, excluding Inkjet Exit	$839	$779

Hardware Revenue, excluding Inkjet Exit (In Millions) ******	4Q13	4Q12
GAAP Hardware Revenue	$228	$222
Inkjet Hardware Revenue	(0)	(10)
Non-GAAP Hardware Revenue, excluding Inkjet Exit	$228	$212

Supplies Revenue, excluding Inkjet Exit (In Millions) *******	4Q13	4Q12
GAAP Supplies Revenue	$661	$656
Inkjet Supplies Revenue	(100)	(137)
Non-GAAP Supplies Revenue, excluding Inkjet Exit	$561	$520

Gross Profit (In Millions)	4Q13	4Q12
GAAP	$418	$338
Restructuring-related charges & project costs (3)(4)	3	11
Acquisition-related adjustments (1)(2)	16	8
Actuarial gain on pension plan (5)(6)	(17)	(7)
Non-GAAP	$419	$350

Gross Profit Margin (%)	4Q13	4Q12
GAAP	41.5%	35.0%
Restructuring-related charges & project costs	0.3%	1.2%
Acquisition-related adjustments	1.5%	0.8%
Actuarial gain on pension plan	(1.7)%	(0.7)%
Non-GAAP	41.4%	36.2%

Operating Expense (In Millions)	4Q13	4Q12
GAAP	$267	$278
Restructuring-related charges & project costs (3)(4)	(11)	(22)
Acquisition and divestiture-related adjustments (1)(2)	(14)	(8)
Actuarial gain on pension plan (5)(6)	65	21
Non-GAAP	$307	$269

Operating Income (In Millions)	4Q13	4Q12
GAAP	$151	$61
Restructuring-related charges & project costs (3)(4)	14	33
Acquisition and divestiture-related adjustments (1)(2)	29	16
Actuarial gain on pension plan (5)(6)	(83)	(28)
Non-GAAP	$112	$82

Operating Income Margin (%)	4Q13	4Q12
GAAP	15.0%	6.3%
Restructuring-related charges & project costs	1.4%	3.4%
Acquisition and divestiture-related adjustments	2.9%	1.6%
Actuarial gain on pension plan	(8.2)%	(2.9)%
Non-GAAP	11.1%	8.4%

Refer to Appendix 1 for discussion of management's use of GAAP and Non-GAAP measures.

Totals may not foot due to rounding.

*

Year-to-year Revenue growth was approximately 4% on a GAAP basis and 4% on a non-GAAP basis. Financial results in the fourth quarter of 2013 include those of Acuo acquired in the fourth quarter of 2012, those of AccessVia and Twistage acquired in the first quarter of 2013, those of Saperion acquired in the third quarter of 2013 and those of PASCGEAR acquired in the fourth quarter of 2013.

**

Year-to-year Software and Other Revenue growth was approximately 31% on a GAAP basis and 36% on a non-GAAP basis. Financial results in the fourth quarter of 2013 include those of Acuo acquired in the fourth quarter of 2012, those of AccessVia and Twistage acquired in the first quarter of 2013, those of Saperion acquired in the third quarter of 2013 and those of PASCGEAR acquired in the fourth quarter of 2013.

***

Year-to-year Perceptive Software Revenue growth was approximately 60% on a GAAP basis and 70% on a non-GAAP basis. Financial results in the fourth quarter of 2013 include those of Acuo acquired in the fourth quarter of 2012, those of AccessVia and Twistage acquired in the first quarter of 2013, those of Saperion acquired in the third quarter of 2013 and those of PASCGEAR acquired in the fourth quarter of 2013.

****

Year-to-year Revenue growth, excluding Inkjet Exit, was approximately 4% on a GAAP basis and 11% on a non-GAAP basis. Financial results in the fourth quarter of 2013 include those of Acuo acquired in the fourth quarter of 2012, those of AccessVia and Twistage acquired in the first quarter of 2013, those of Saperion acquired in the third quarter of 2013 and those of PASCGEAR acquired in the fourth quarter of 2013.

*****

Year-to-year ISS Revenue growth, excluding Inkjet Exit, was approximately 1% on a GAAP basis and 8% on a non-GAAP basis. Financial results in the fourth quarter of 2013 include those of Acuo acquired in the fourth quarter of 2012, those of AccessVia and Twistage acquired in the first quarter of 2013, those of Saperion acquired in the third quarter of 2013 and those of PASCGEAR acquired in the fourth quarter of 2013.

******

Year-to-year Hardware Revenue growth, excluding Inkjet Exit, was approximately 3% on a GAAP basis and 7% on a non-GAAP basis. Financial results in the fourth quarter of 2013 include those of Acuo acquired in the fourth quarter of 2012, those of AccessVia and Twistage acquired in the first quarter of 2013, those of Saperion acquired in the third quarter of 2013 and those of PASCGEAR acquired in the fourth quarter of 2013.

*******

Year-to-year Supplies Revenue growth, excluding Inkjet Exit, was approximately 1% on a GAAP basis and 8% on a non-GAAP basis. Financial results in the fourth quarter of 2013 include those of Acuo acquired in the fourth quarter of 2012, those of AccessVia and Twistage acquired in the first quarter of 2013, those of Saperion acquired in the third quarter of 2013 and those of PASCGEAR acquired in the fourth quarter of 2013.

(1)

Amounts for the three months ended December 31, 2013, include total acquisition and divestiture-related adjustments of $29.3 million with $5.3 million, $10.2 million, $0.2 million and $13.6 million included in  Revenue, Cost of revenue, Research and development and Selling, general and administrative, respectively. Selling, general and administrative includes $13.1 million of acquisition-related expenses and $0.5 million of divestiture-related expenses.

(2)

Amounts for the three months ended December 31, 2012, include total acquisition-related adjustments of $15.8 million with $0.6 million, $7.3 million, $0.2 million and $7.7 million included in Revenue, Cost of revenue, Research and development and Selling, general and administrative, respectively.

(3)

Amounts for the three months ended December 31, 2013, include total restructuring-related charges and project costs of $14.4 million with $3.1 million and $5.2 million included in Cost of revenue and Selling, general and administrative, respectively, in addition to the $6.1 million in Restructuring and related charges.

(4)

Amounts for the three months ended December 31, 2012, include total restructuring-related charges and project costs of $33.1 million with $11.3 million and $13.9 million included in Cost of revenue and Selling, general and administrative, respectively, in addition to the $7.9 million in Restructuring and related charges.

(5)

Amounts for the three months ended December 31, 2013, include pension mark-to-market gain of $82.7 million with $17.5 million, $36.0 million and $29.2 million included in Cost of revenue, Research and development and Selling, general and administrative.

(6)

Amounts for the three months ended December 31, 2012, include pension mark-to-market gain of $27.8 million with $6.9 million, $15.1 million and $5.8 million included in Cost of revenue, Research and development and Selling, general and administrative.

LEXMARK INTERNATIONAL, INC. AND SUBSIDIARIES
RECONCILIATION OF GAAP TO NON-GAAP MEASURES
(Unaudited)

Revenue (In Millions) *	2013	2012
GAAP	$3,668	$3,798
Acquisition-related adjustments (1)(2)	16	5
Non-GAAP	$3,684	$3,803

Software and Other Revenue (In Millions) **	2013	2012
GAAP	$420	$331
Acquisition-related adjustments (1)(2)	16	5
Non-GAAP	$436	$337

Perceptive Software Revenue (In Millions) ***	2013	2012
GAAP	$224	$156
Acquisition-related adjustments (1)(2)	16	5
Non-GAAP	$239	$162

Revenue, excluding Inkjet Exit (In Millions) ****	2013	2012
GAAP	$3,668	$3,798
Acquisition-related adjustments (1)(2)	16	5
Inkjet Exit Revenue	(405)	(640)
Non-GAAP Revenue, excluding Inkjet Exit	$3,278	$3,163

ISS Revenue, excluding Inkjet Exit (In Millions) *****	2013	2012
GAAP ISS Revenue	$3,444	$3,642
Inkjet Exit Revenue	(405)	(640)
Non-GAAP ISS Revenue, excluding Inkjet Exit	$3,039	$3,001

Hardware Revenue, excluding Inkjet Exit (In Millions) ******	2013	2012
GAAP Hardware Revenue	$763	$827
Inkjet Hardware Revenue	(4)	(50)
Non-GAAP Hardware Revenue, excluding Inkjet Exit	$759	$777

Supplies Revenue, excluding Inkjet Exit (In Millions) *******	2013	2012
GAAP Supplies Revenue	$2,484	$2,640
Inkjet Supplies Revenue	(401)	(591)
Non-GAAP Supplies Revenue, excluding Inkjet Exit	$2,083	$2,050

Gross Profit (In Millions)	2013	2012
GAAP	$1,444	$1,402
Restructuring-related charges & project costs (3)(4)	22	48
Acquisition-related adjustments (1)(2)	52	33
Actuarial (gain) loss on pension plan (5)(6)	(17)	4
Non-GAAP	$1,500	$1,487

Gross Profit Margin (%)	2013	2012
GAAP	39.4%	36.9%
Restructuring-related charges & project costs	0.6%	1.3%
Acquisition-related adjustments	1.4%	0.9%
Actuarial (gain) loss on pension plan	(0.5)%	0.1%
Non-GAAP	40.7%	39.1%

Operating Expense (In Millions)	2013	2012
GAAP	$1,035	$1,210
Restructuring-related charges & project costs (3)(4)	(33)	(74)
Acquisition and divestiture-related adjustments (1)(2)	31	(33)
Actuarial (gain) loss on pension plan (5)(6)	65	(17)
Non-GAAP	$1,098	$1,086

Operating Income (In Millions)	2013	2012
GAAP	$409	$192
Restructuring-related charges & project costs (3)(4)	55	122
Acquisition and divestiture-related adjustments (1)(2)	21	66
Actuarial (gain) loss on pension plan (5)(6)	(83)	22
Non-GAAP	$403	$401

Operating Income Margin (%)	2013	2012
GAAP	11.2%	5.0%
Restructuring-related charges & project costs	1.5%	3.2%
Acquisition and divestiture-related adjustments	0.6%	1.7%
Actuarial (gain) loss on pension plan	(2.2)%	0.6%
Non-GAAP	10.9%	10.5%

Refer to Appendix 1 for discussion of management's use of GAAP and Non-GAAP measures.

Totals may not foot due to rounding.

*

Year-to-year Revenue growth was approximately -3% on a GAAP basis and -3% on a non-GAAP basis. Financial results of 2013 include full year results of Acuo, acquired in the fourth quarter of 2012, those of AccessVia, Twistage, Saperion and PACSGEAR subsequent to the date of acquisition. Financial results of 2012 include those of Brainware, ISYS, Nolij and Acuo subsequent to the date of acquisition.

**

Year-to-year Software and Other Revenue growth was approximately 27% on a GAAP basis and 30% on a non-GAAP basis. Financial results of 2013 include full year results of Acuo, acquired in the fourth quarter of 2012, those of AccessVia, Twistage, Saperion and PACSGEAR subsequent to the date of acquisition. Financial results of 2012 include those of Brainware, ISYS, Nolij and Acuo subsequent to the date of acquisition.

***

Year-to-year Perceptive Software Revenue growth was approximately 43% on a GAAP basis and 48% on a non-GAAP basis. Financial results of 2013 include full year results of Acuo, acquired in the fourth quarter of 2012, those of AccessVia, Twistage, Saperion and PACSGEAR subsequent to the date of acquisition. Financial results of 2012 include those of Brainware, ISYS, Nolij and Acuo subsequent to the date of acquisition.

****

Year-to-year Revenue, excluding Inkjet Exit, growth was approximately -3% on a GAAP basis and 4% on a non-GAAP basis. Financial results of 2013 include full year results of Acuo, acquired in the fourth quarter of 2012, those of AccessVia, Twistage, Saperion and PACSGEAR subsequent to the date of acquisition. Financial results of 2012 include those of Brainware, ISYS, Nolij and Acuo subsequent to the date of acquisition.

*****

Year-to-year ISS Revenue growth, excluding Inkjet Exit, was approximately -5% on a GAAP basis and 1% on a non-GAAP basis. Financial results in the fourth quarter of 2013 include those of Acuo acquired in the fourth quarter of 2012, those of AccessVia and Twistage acquired in the first quarter of 2013, those of Saperion acquired in the third quarter of 2013 and those of PASCGEAR acquired in the fourth quarter of 2013.

******

Year-to-year Hardware Revenue growth, excluding Inkjet Exit, was approximately -8% on a GAAP basis and -2% on a non-GAAP basis. Financial results in the fourth quarter of 2013 include those of Acuo acquired in the fourth quarter of 2012, those of AccessVia and Twistage acquired in the first quarter of 2013, those of Saperion acquired in the third quarter of 2013 and those of PASCGEAR acquired in the fourth quarter of 2013.

*******

Year-to-year Supplies Revenue growth, excluding Inkjet Exit, was approximately -6% on a GAAP basis and 2% on a non-GAAP basis. Financial results in the fourth quarter of 2013 include those of Acuo acquired in the fourth quarter of 2012, those of AccessVia and Twistage acquired in the first quarter of 2013, those of Saperion acquired in the third quarter of 2013 and those of PASCGEAR acquired in the fourth quarter of 2013.

(1)

Amounts for the year ended December 31, 2013, include total acquisition and divestiture-related adjustments of $21.2 million with $15.9 million, $36.5 million, $0.7 million, $41.6 million and $(73.5) million included in Revenue, Cost of revenue, Research and development, Selling, general and administrative and Gain on sale of inkjet-related technology and assets, respectively.  Selling, general and administrative includes $37.3 million of acquisition-related expenses and $4.3 million of divestiture-related expenses.

(2)

Amounts for the year ended December 31, 2012, include total acquisition-related adjustments of $65.8 million with $5.5 million, $27.2 million, $0.9 million and $32.2 million included in  Revenue, Cost of revenue, Research and development and Selling, general and administrative, respectively.

(3)

Amounts for the year ended December 31, 2013, include total restructuring-related charges and project costs of $54.5 million with $21.5 million and $22.1 million included in Cost of revenue and Selling, general and administrative, respectively, in addition to the $10.9 million in Restructuring and related charges.

(4)

Amounts for the year ended December 31, 2012, include total restructuring-related charges and project costs of $121.8 million with $47.8 million and $37.9 million included in Cost of revenue and Selling, general and administrative, respectively, in addition to the $36.1 million in Restructuring and related charges.

(5)

Amounts for the year ended December 31, 2013, include pension mark-to-market gain of $82.7 million with $17.5 million, $36.0 million and $29.2 million included in Cost of revenue, Research and development and Selling, general and administrative.

(6)

Amounts for the year ended December 31, 2012, include pension mark-to-market loss of $(21.8) million with $(4.3) million, $(7.4) million and $(10.1) million included in Cost of revenue, Research and development and Selling, general and administrative.

Appendix 1

Note:

Management believes that presenting non-GAAP measures is useful because they enhance investors’ understanding of how management assesses the performance of the Company’s businesses. Management uses non-GAAP measures for budgeting purposes, measuring actual results to budgeted projections, allocating resources, and in certain circumstances for employee incentive compensation. Adjustments to GAAP results in determining non-GAAP results fall into  three general  categories that are described below:

1) Restructuring-related charges

In recent years, the Company has initiated restructuring plans which have resulted in operating expenses which otherwise would not have been incurred. The size of these items can vary significantly from period to period, and the Company does not consider these items to be part of core operating expenses of the business.  Restructuring and related charges that are excluded from GAAP earnings to determine non-GAAP earnings consist of accelerated depreciation, asset impairments, employee termination benefits, pension and postretirement plan curtailments, inventory-related charges and contract termination and lease charges. They also include project costs that relate to the execution of the restructuring plans. These project costs are incremental to normal operating charges and are expensed as incurred, such as compensation costs for overlap staffing, travel expenses, consulting costs and training costs.

2) Acquisition and divestiture-related adjustments

In connection with acquisitions, management provides supplementary non-GAAP financial measures of revenue and expenses to normalize for the impact of business combination accounting rules as well as to exclude certain expenses which would not have been incurred otherwise.

a. Adjustments to Revenue

Due to business combination accounting rules, deferred revenue balances for service contracts assumed as part of acquisitions are adjusted down to fair  value. Fair value approximates the cost of fulfilling the service obligation, plus a reasonable profit margin. Subsequent to acquisitions, management  adds back the  amount of amortized revenue that would have been recognized had the acquired company remained independent and had the deferred revenue balances not been  adjusted to fair value.  Management reviews non-GAAP revenue to allow for more complete comparisons to historical performance as well as to forward-looking  projections and also uses it as a metric for employee incentive compensation.

b. Amortization of intangible assets

Due to business combination accounting rules, intangible assets are recognized which were not previously presented on the balance sheet of the acquired  company. These intangible assets consist primarily of purchased technology, customer relationships, trade names, in-process R&D and non-compete  agreements. Subsequent to the acquisition date, some of these intangible assets begin amortizing and represent an expense that would not have been  recorded had the acquired company remained independent. The total amortization of the acquired intangible assets varies from period to period, due to the mix in  value and useful lives of the different assets. For the purpose of comparing financial results to historical performance as well as for defining targets for employee  incentive compensation, management excludes the amortization of the acquired intangible assets on a non-GAAP basis.

c. Acquisition and integration costs

In connection with its acquisitions, the Company incurs expenses that would not have been incurred otherwise. The acquisition costs include items such as  investment banking fees, legal and accounting fees, and costs of retention bonus programs for the senior management of the acquired company. Integration costs  may consist of information technology expenses including software and systems to be implemented in acquired companies, consulting costs and travel expenses as  well as non-cash charges related to the abandonment of assets under construction by the Company that are determined to be duplicative of assets of the acquired  company. The costs are expensed as incurred and can vary substantially in size from one period to the next. For these reasons, management excludes these  expenses from non-GAAP earnings in order to evaluate the Company’s performance on a continuing and comparable basis.

d. Divestiture-related adjustments

In connection with divestitures, management provides supplementary non-GAAP financial measures of expenses to normalize for the impact of certain earnings and   expenses which would not have been incurred otherwise. The Company recognized a net gain on the sale of inkjet-related technology and assets, which consisted of a   subsidiary, intellectual property and other assets, and transition services.  In addition, the Company has incurred costs related to the divestiture, such as employee   travel expenses and compensation, consulting costs, training costs, and transition services. These costs are incremental to normal operating charges and are    expensed as incurred. Management excluded the income and  expenses from non-GAAP earnings in order to evaluate the Company’s performance on a continuing   and  comparable basis.

3) Loss on Early Extinguishment of Debt

The Company has extinguished debt prior to its scheduled maturity which has resulted in non-operating expenses which otherwise would not have been incurred. The size of these items can vary significantly depending on timing of the debt maturity versus execution of the redemption, and the Company does not consider these items to be part of typical non-operating expenses of the business.  Debt extinguishment related charges that are excluded from GAAP earnings to determine non-GAAP earnings consist of premium and redemption fees paid, as well as the write-off of unamortized debt issuance costs and original issue discount.

4) Pension mark-to-market ("MTM")

Lexmark elected during the fourth quarter of 2013 to change its method of accounting for MTM asset and actuarial gains and losses for its pension and other postretirement plans to improve transparency of operational performance.  MTM is also a more preferable approach under generally accepted accounting principles. Under this MTM accounting approach, asset and actuarial gains and losses will be recognized in net periodic benefit cost in the period in which they occur, rather than being recognized in accumulated other comprehensive income and amortized over future periods. Lexmark management believes that it is appropriate to exclude MTM asset and actuarial gains and losses from non-GAAP financial measures due to the nature and underlying volatility of these gains and losses.  Further, management believes that MTM asset and actuarial gains and losses relate to market performance of assets, discount rates, and actuarial assumptions, which do not directly arise from the Company’s core operations, and the exclusion of these items from non-GAAP financial measures facilitates meaningful comparison both across periods and among entities.

In addition to GAAP results, management presents these non-GAAP financial measures to provide investors with additional information that they can utilize in their own methods of evaluating the Company’s performance. Management compensates for the material limitations associated with the use of non-GAAP financial measures by having specific initiatives associated with restructuring actions and acquisitions approved by management, along with their budgeted costs. Subsequently, actual costs incurred as a part of these approved restructuring plans and acquisitions are monitored and compared to budgeted costs to assure that the Company’s non-GAAP financial measures only exclude pre-approved restructuring-related costs and acquisition-related adjustments. Any non-GAAP measures provided by the Company may not be comparable to similar measures of other companies as not all companies calculate these measures in the same manner.